                                                                      Exhibit 11

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATIONS OF PER-SHARE EARNINGS
                    (in thousands, except per share amounts)

                        CALCULATION OF EARNINGS PER SHARE



                                         FOR THE THIRD FISCAL                FOR THE THREE FISCAL
                                             QUARTER ENDED                       QUARTERS ENDED
                                    -------------------------------     ------------------------------
                                     NOVEMBER 1,        NOVEMBER 2,      NOVEMBER 1,       NOVEMBER 2,
                                        1997               1996              1997             1996
----------------------------------------------------------------------------------------------------

Net income (loss) ...........          $  (310)          $   193           $   829           $ 2,034
                                       -------           -------           -------           -------

Weighted average shares .....            4,618             5,692             5,410             5,628
Dilutive options ............                -               233               194               295
Effect of DM Associates stock                -            (1,220)             (813)           (1,220)
                                       -------           -------           -------           -------
Total shares for EPS purposes            4,618             4,705             4,791           $ 4,703
----------------------------------------------------------------------------------------------------


Net income (loss) per share .          $ (0.07)          $  0.04           $  0.17           $  0.43
====================================================================================================






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